EXHIBIT 99.1

Contact:

Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper To Complete Transformation to Premium and Specialty Paper Company with Agreement to Sell Pictou Pulp Mill

ALPHARETTA, GEORGIA – May 15, 2008 – Neenah Paper, Inc. (NYSE:NP) announced today that it had signed a definitive agreement to sell its Pictou pulp mill to Northern Pulp Nova Scotia Corporation (“Northern Pulp”), a new operating company of Atlas Holdings LLC (“Atlas”) and Blue Wolf Capital Management LLC (“Blue Wolf”). The mill, located in Nova Scotia, Canada consists of one machine with annual capacity of approximately 270,000 metric tons of pulp. In 2007, approximately 90 percent of the mill’s production was northern bleached softwood kraft pulp. The sale agreement pertains only to the Pictou mill and associated woodlands operations; Neenah Paper will retain the 500,000 acres of timberlands that it owns in Nova Scotia.

Neenah expects to pay approximately $15 to $20 million to Northern Pulp to assist the new company in its transition to stand-alone status. Payments will be made in two installments, the first at the time of closing and the second in the third quarter.  Final amounts will be subject to adjustments based on levels of working capital, capital spending and costs incurred during the recent mill annual maintenance down. As part of the terms of the sale, Northern Pulp will assume all assets and liabilities associated with the Pictou operations, as well as existing customer contracts, supply agreements, labor agreements and pension obligations. In addition, Northern Pulp and Neenah Paper have agreed upon a market-based fiber supply agreement to ensure ongoing fiber supply to the mill.

“This sale is the last major step of our strategy over the past three years to transform ourselves from a commodity pulp and paper company to a performance-based specialty products and premium fine paper company. Without pulp, Neenah Paper will be less capital intensive and less volatile and we can focus on our core businesses and the sale of our remaining timberlands,” said Sean Erwin, Chief Executive Officer and Chairman of the Board. “We are pleased with the sale to Atlas and Blue Wolf, as they are experienced owners and operators of pulp and paper mills who are committed to long-term success in these industries. While we will make an initial payment under the agreement, overall we expect to be over $20 million cash positive as a result of tax benefits that result from the write-off and sale of the mill.”

The transaction is expected to close in the second quarter and is subject to customary closing conditions, including various governmental consents, pension transfer requirements and certain contractual assignments.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

About Northern Pulp Nova Scotia Corporation

Northern Pulp Nova Scotia Corporation is a new operating company of Atlas Holdings LLC  and Blue Wolf Capital Management LLC to own and operate the Pictou pulp mill.  Northern Pulp will be owned by Blue Wolf and Atlas, experienced operators of industrial facilities throughout North America. Northern Pulp Nova Scotia Corporation can be contacted through Caroline Luz at Owen Blicksilver Public Relations by calling 203-656-2829 or via e-mail at caroline@blicksilverpr.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the cost or availability of raw materials, changes in U.S./Euro and other currency exchange rates, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, and the ability of the company to realize anticipated cost savings and benefits from the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.